Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 22, 2008
Contacts:	Ken Taylor, EVP/CFO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS RECORD YEAR

Porterville, CA – January 22, 2008 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced record net income for the year ended December 31, 2007. Net income for 2007 totaled $21.0 million, a 10% increase relative to 2006, and diluted earnings per share were $2.09 in 2007, representing an increase of 12% over earnings per share in 2006. Net income for the fourth quarter of 2007 was $4.9 million, a 4% increase relative to fourth quarter 2006. Diluted earnings per share were $0.50 for the quarter, an increase of 9% in comparison to diluted earnings per share of $0.46 in the fourth quarter of 2006.

Sierra Bancorp’s return on average equity was 22.28% in 2007 compared to 22.75% in 2006, and its return on average assets was 1.74% in 2007 and 1.70% in 2006. The Company generated a fourth quarter return on average equity of 19.83% in 2007 versus 21.18% in 2006, while return on assets was 1.61% for the fourth quarter of 2007 as compared to 1.59% in the fourth quarter of 2006.

“We’re delighted with our recent recognition in US Banker magazine as the 2nd best performing mid-tier bank in the nation, but just as important is our earnings consistency over the years,” stated James C. Holly, the founding President and CEO of Bank of the Sierra and Sierra Bancorp. “We’ve realized record net income for the past seven years, and in fact would have record earnings for the last 25 years if not for merger-related expenses that depressed income in 2000,” noted Mr. Holly. “Our stellar financial results are the direct outcome of the diligent efforts of our employees and directors, and I’m particularly proud of the high-quality team that we’ve been able to assemble here,” he added.

Financial Highlights

Despite growth in average earning assets, net interest income increased by only $469,000, or 1%, in 2007 relative to 2006, and fell by $307,000, or 2%, for the quarter ended December 31, 2007. Average interest-earning assets were $30 million higher in the fourth quarter of 2007 than in the fourth quarter of 2006, and $74 million higher during 2007 than in 2006. The contribution of additional earning assets to net interest income was offset by the reversal of $295,000 in accrued but unpaid interest on loans placed on non-accrual status in the fourth quarter of 2007, a $3 million increase in average non-performing assets in the fourth quarter of 2007 relative to 2006, and declining average balances of non-maturity deposits. All of these events combined to depress the Company’s net interest margin, which fell to 5.09% in the fourth quarter of 2007 from 5.34% in the fourth quarter of 2006, and to 5.25% for 2007 from 5.58% for 2006. Furthermore, our interest rate risk profile is currently relatively neutral in declining rate scenarios, but the Company’s balance sheet has been asset-sensitive for most of the last two years. This contributed to compression in our net interest margin after short-term interest rates stopped increasing in July 2006.

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Sierra Bancorp Financial Results

January 22, 2008

The most significant factor in the Company’s profit improvement in 2007 is service charges on deposits, which increased by $1.7 million, or 29%, relative to 2006. The increase is attributable to 19% growth in the number of transaction accounts during 2007, along with adjustments to our schedule of fees and charges and the enhancement of deposit scoring and overdraft-related capabilities. For the fourth quarter of 2007, service charges reflect an increase of $804,000, or 52%, for the same reasons. A one-time gain on the sale of our credit card portfolio in the second quarter of 2007 also had a major impact on the Company’s annual financial results, causing loan sale and servicing income to increase by over $1.5 million in 2007 relative to 2006. In addition to the loan sale in the second quarter of 2007, there were two large non-recurring items in the fourth quarter of 2006 that affected non-interest income for the comparative periods: a $100,000 gain realized upon the outsourcing of merchant services to First Data, and an $88,000 gain on a life insurance policy.

Other non-interest income increased by $398,000, or 8%, in 2007 relative to 2006, and by $76,000, or 6%, in the fourth quarter of 2007. The largest single-item change within other non-interest income for the annual comparison was income on bank-owned life insurance (BOLI), which increased by $460,000, or 59%. Debit card interchange fees increased by a significant amount in 2007, as well, but that increase was largely offset by a decline in credit card interchange fees subsequent to the sale of our credit card portfolio. Dividends received from our equity investment in the Federal Home Loan Bank (FHLB) increased by $109,000 in 2007 relative to 2006, due to an increased investment necessitated by a larger level of borrowings from the FHLB.

The fourth quarter increase in other non-interest income includes the items noted above for the annual comparison with the exception of FHLB dividends, which were actually $32,000 lower in the fourth quarter of 2007 than in the fourth quarter of 2006. The fourth quarter comparison was also impacted by a year-end 2007 adjustment to reflect lower pass-through operating costs related to our limited partnership investments in low-income housing tax credit funds. These costs, which are included as a reduction in other non-interest income, were $105,000 lower in the fourth quarter of 2007 than in the fourth quarter of 2006.

Total overhead expenses were well-controlled, increasing by $2.1 million, or 6%, for the year, and by $197,000, or 2%, for the fourth quarter. These expense increases include larger expense accruals for employees’ and directors’ gains on their deferred compensation balances (split between employee benefits and directors’ costs), which were up by $205,000 for the year and $29,000 for the fourth quarter. While contributing to higher expense levels, the deferred compensation gains are largely offset by BOLI income (included in other non-interest income). Salaries and benefits, the largest component of overhead, increased by $1.1 million, or 7%, in 2007 relative to 2006, and by $142,000, or 3%, for the fourth quarter of 2007 relative to the same period in 2006. Salaries and benefits were higher because of normal annual salary adjustments, staffing costs associated with our new Delano branch, and the aforementioned increase in gains on deferred compensation balances. The quarterly percentage increase in salaries and benefits was smaller than the annual increase because of fluctuations in salaries attributed to successful loan originations, which are deferred from current expense and amortized as an adjustment to loan yields pursuant to FAS 91. The cost of benefits was positively impacted for both the quarter and the year by a reduction in workers compensation premiums and salary continuation plan accruals.

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Sierra Bancorp Financial Results

January 22, 2008

Despite increasing by $74,000, or 5%, for the fourth quarter of 2007 compared to the fourth quarter of 2006, occupancy expense dropped slightly for the year. Expenses for the quarter and year ended December 31, 2007 include costs associated with our newest branch in Delano, as well as normal inflationary increases in rent, utilities, and other premises-related costs. These increases were partially offset by lower depreciation expense, resulting from the fact that certain furniture, fixtures and equipment became fully depreciated during the year. Occupancy expense for the entire year also includes a reduction of $105,000 in property taxes, stemming from a one-time refund received in the first quarter of 2007.

Other non-interest expenses increased by $1.1 million for 2007 relative to 2006, but dropped slightly for the fourth quarter comparison. This line item includes marketing expenses, which increased by $700,000, or 68%, in 2007 relative to 2006, and by $172,000, or 80%, for the fourth quarter of 2007 relative to the same period in 2006. The marketing increases are related to deposit-focused initiatives put in place at the beginning of 2007, and the fourth quarter increase is proportionately larger than the annual increase because of the recent expansion of these initiatives to include business deposits. Also reflected in this category is a reduction in credit card costs totaling $102,000 for the year and $159,000 for the fourth quarter, due to the sale of our credit card portfolio. The annual reduction would have been greater if not for a one-time conversion fee of $249,000 associated with the sale.

Several additional non-recurring items also affected the “other non-interest expenses” category. Fourth quarter differences include the following: a $332,000 decline in internet banking costs, due to the payment of a $358,000 early termination fee associated with the Company’s online banking platform conversion in 2006; a $122,000 increase in bulk filing losses in 2007, due almost entirely to check fraud losses on a single business deposit account; and fourth quarter 2007 increases of $88,000 and $48,000 in debit card costs and postage expense, respectively, primarily due to the re-issuance of cards in conjunction with our debit card conversion.

Additional non-recurring expenses impacting the year-over-year comparison of “other non-interest expenses” include the recovery of $135,000 in other real estate owned (OREO) and legal expenses in the fourth quarter of 2006, OREO write-downs of $133,000 in 2006, about $30,000 in additional postage related to compliance disclosures mailed in 2007, and $247,000 in consulting costs related to our EFT processing/debit card conversion in 2007. Furthermore, the Company’s fourth quarter 2006 tax accrual rate was higher than it normally would have been because it includes a $153,000 cumulative catch-up adjustment related to the first three quarters of 2006, to reflect the fact that stock option expense is not deductible for tax purposes.

Total assets increased by only $19 million, or 2%, from December 31, 2006 to December 31, 2007. Gross loan and leases increased by $37 million for the year, an increase of 4% due primarily to organic growth in real-estate loans and commercial loans and leases. As noted earlier, loan growth for the year was negatively impacted by the sale of our credit card portfolio in June 2007. Prior to the sale, we had close to $3 million in business credit card balances that were included in commercial loans and over $8 million in consumer credit card balances. The net increase in loans was partially offset by a drop of $9 million, or 17%, in cash and due from banks, and a decline of over $6 million in fed funds sold, which fell to zero. The lower balance of cash and due from banks is the result of a reduction in cash items in process of collection.

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Sierra Bancorp Financial Results

January 22, 2008

Non-performing assets increased by almost $9 million during 2007, ending the year at $9.6 million. Foreclosed assets represent $556,000 of the balance at December 31, 2007, although one of our OREO properties with a book value of $196,000 has been sold and the sale is expected to close soon. The remaining $9.1 million of the non-performing balance is in the form of non-accruing loans. Specific reserves have been allocated for all non-accruing loans, based on a detailed analysis of expected cash flows for each loan. The non-accruing loan balance is comprised of $1.2 million in SBA loans which carry a 75% government guarantee, loans secured by residential properties totaling $3.3 million, a $1.2 million commercial real estate loan, a $1.9 million acquisition and development loan, and unsecured lines totaling $1.5 million.

We are currently negotiating the sale of the $1.2 million commercial real estate loan, and expect to receive full principal if the note is sold. One of the residential properties securing a $415,000 non-accruing loan is also in the process of being refinanced by the borrower at a different financial institution, and we expect full payoff of that note if the property is refinanced. There are three other residential real estate loans totaling $408,000 for which the borrowers are being fully cooperative in restructuring efforts, due to relatively low loan to value ratios. If restructuring efforts are successful, delinquent principal and interest payments for those loans would be brought current. While we foresee positive developments on several different fronts with regard to non-performing assets, we cannot provide assurance that any of the transactions discussed in this or the previous paragraph will ultimately occur, nor can we provide assurance that non-performing balances will not increase further.

Deposits declined by $18 million in 2007, inclusive of a $25 million drop in wholesale-sourced brokered deposits. Non-interest bearing demand deposits fell by $37 million, but NOW/savings deposits increased by $11 million. Money market deposits also increased by $11 million, and excluding the drop in brokered deposits, time deposits are up by $22 million. As noted above, an additional positive development during 2007 was a substantial increase in the number of transaction accounts, which contributed to the rise in non-interest income.

Total capital increased by about $9 million during the year ended December 31, 2007, but by less than $1 million during the fourth quarter. Impacting capital in the fourth quarter of 2007 was the Company’s repurchase of 167,031 shares of its own stock, at a weighted average price of $25.75 per share.

To provide consistency with 2007 financial reporting, there may have been minor reclassifications of 2006 income statement and/or balance sheet amounts.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 31st year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1.2 billion in total assets and currently maintains 21 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch. In January 2008, Sierra Bancorp was recognized as the 2nd best performing mid-tier bank in the nation and the 6th bank overall by U.S. Banker magazine, based on return on equity.

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Sierra Bancorp Financial Results

January 22, 2008

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

January 22, 2008

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2007	12/31/2006	% Change	12/31/2007	12/31/2006	% Change
Interest Income	$21,353	$21,764	-1.9%	$87,551	$80,778	8.4%
Interest Expense	7,560	7,664	-1.4%	31,435	25,131	25.1%

Net Interest Income	13,793	14,100	-2.2%	56,116	55,647	0.8%
Provision for Loan & Lease Losses	951	701	35.7%	3,252	3,851	-15.6%

Net Int after Provision	12,842	13,399	-4.2%	52,864	51,796	2.1%
Service Charges	2,360	1,556	51.7%	7,794	6,049	28.8%
Loan Sale & Servicing Income	14	85	-83.5%	1,670	130	1184.6%
Other Non-Interest Income	1,424	1,348	5.6%	5,422	5,024	7.9%
Gain (Loss) on Investments	—	—	0.0%	14	9	55.6%

Total Non-Interest Income	3,798	2,989	27.1%	14,900	11,212	32.9%
Salaries & Benefits	4,718	4,576	3.1%	17,861	16,770	6.5%
Occupancy Expense	1,667	1,593	4.6%	6,475	6,505	-0.5%
Other Non-Interest Expenses	2,803	2,822	-0.7%	11,645	10,566	10.2%

Total Non-Interest Expense	9,188	8,991	2.2%	35,981	33,841	6.3%
Income Before Taxes	7,452	7,397	0.7%	31,783	29,167	9.0%
Provision for Income Taxes	2,507	2,658	-5.7%	10,761	9,977	7.9%

Net Income	$4,945	$4,739	4.3%	$21,022	$19,190	9.5%

TAX DATA
Tax-Exempt Muni Income	$566	$531	6.6%	$2,230	$2,040	9.3%
Tax-Exempt BOLI Income	$294	$196	50.0%	$1,234	$774	59.4%
Interest Income - Fully Tax Equiv	$21,658	$22,050	-1.8%	$88,752	$81,876	8.4%
NET CHARGE-OFFS (RECOVERIES)	$869	$(30)		$2,555	$1,602	59.5%

PER SHARE DATA	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2007	12/31/2006	% Change	12/31/2007	12/31/2006	% Change
Basic Earnings per Share	$0.51	$0.48	6.3%	$2.17	$1.96	10.7%
Diluted Earnings per Share	$0.50	$0.46	8.7%	$2.09	$1.87	11.8%
Common Dividends	$0.16	$0.14	14.3%	$0.62	$0.54	14.8%
Wtd. Avg. Shares Outstanding	9,661,325	9,775,696		9,700,048	9,766,729
Wtd. Avg. Diluted Shares	9,953,279	10,260,652		10,044,915	10,273,911
Book Value per Basic Share (EOP)	$10.39	$9.27	12.1%	$10.39	$9.27	12.1%
Tangible Book Value per Share (EOP)	$9.81	$8.70	12.8%	$9.81	$8.70	12.8%
Common Shares Outstanding (EOP)	9,576,388	9,749,913		9,576,388	9,749,913

KEY FINANCIAL RATIOS	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2007	12/31/2006		12/31/2007	12/31/2006
Return on Average Equity	19.83%	21.18%		22.28%	22.75%
Return on Average Assets	1.61%	1.59%		1.74%	1.70%
Net Interest Margin (Tax-Equiv.)	5.09%	5.34%		5.25%	5.58%
Efficiency Ratio (Tax-Equiv.)	50.86%	51.96%		49.36%	49.63%
Net C/O’s to Avg Loans (not annualized)	0.10%	0.00%		0.28%	0.19%

AVERAGE BALANCES	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2007	12/31/2006	% Change	12/31/2007	12/31/2006	% Change
Average Assets	$1,220,431	$1,186,130	2.9%	$1,211,102	$1,131,296	7.1%
Average Interest-Earning Assets	$1,099,189	$1,069,286	2.8%	$1,091,271	$1,017,494	7.3%
Average Gross Loans & Leases	$913,201	$879,268	3.9%	$903,046	$824,041	9.6%
Average Deposits	$852,069	$857,710	-0.7%	$887,578	$830,723	6.8%
Average Equity	$98,917	$88,764	11.4%	$94,339	$84,362	11.8%

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Sierra Bancorp Financial Results

January 22, 2008

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	12/31/2007	12/31/2006	Annual Chg
ASSETS
Cash and Due from Banks	$44,022	$52,725	-16.5%
Securities and Fed Funds Sold	184,917	196,562	-5.9%
Agricultural	13,103	13,193	-0.7%
Commercial & Industrial	140,323	133,794	4.9%
Real Estate	696,110	652,089	6.8%
SBA Loans	20,366	25,946	-21.5%
Consumer Loans	54,731	54,568	0.3%
Consumer Credit Card Balances	—	8,418	-100.0%

Gross Loans & Leases	924,633	888,008	4.1%
Deferred Loan Fees	(3,045)	(3,618)	-15.8%

Loans & Leases Net of Deferred Fees	921,588	884,390	4.2%
Allowance for Loan & Lease Losses	(12,276)	(11,579)	6.0%

Net Loans & Leases	909,312	872,811	4.2%
Bank Premises & Equipment	18,255	17,978	1.5%
Other Assets	77,229	74,998	3.0%

Total Assets	$1,233,735	$1,215,074	1.5%

LIABILITIES & CAPITAL
Demand Deposits	$243,764	$281,024	-13.3%
NOW / Savings Deposits	138,378	127,521	8.5%
Money Market Deposits	126,347	115,266	9.6%
Time Certificates of Deposit	341,658	344,634	-0.9%

Total Deposits	850,147	868,445	-2.1%
Subordinated Debentures	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	237,082	209,403	13.2%

Total Deposits & Int.-Bearing Liab.	1,118,157	1,108,776	0.8%
Other Liabilities	16,114	15,927	1.2%
Total Capital	99,464	90,371	10.1%

Total Liabilities & Capital	$1,233,735	$1,215,074	1.5%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	12/31/2007	12/31/2006	Annual Chg
Non-Accruing Loans	$9,052	$689	1213.8%
Over 90 Days PD and Still Accruing	—	—	0.0%
Foreclosed Assets	556	—	100.0%

Total Non-Performing Assets	$9,608	$689	1294.5%

Non-Perf Loans to Total Loans	0.98%	0.08%
Non-Perf Assets to Total Assets	0.78%	0.06%
Allowance for Ln Losses to Loans	1.33%	1.30%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	12/31/2007	12/31/2006
Shareholders Equity / Total Assets	8.1%	7.4%
Loans / Deposits	108.8%	102.3%
Non-Int. Bearing Dep. / Total Dep.	28.7%	32.4%

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